Letter Agreement

To the Board of Directors of	As of August 2, 2006
East India Company Acquisition Corp.

Gentlemen:

The undersigned hereby agrees that he/she will not transfer a portion of their beneficial interest in East India Company Acquisition Corp. by transferring interests in 25th Street LLC to other individuals or entities.

Very truly yours,

/s/ Kary Shankar
Kary Shankar

/s/ Reena Nandi
Reena Nandi